DR. GERALD YAKATAN, FORMER PRESIDENT AND CEO OF AVANIR PHARMACEUTICALS, JOINS COBALIS CORP. BOARD OF DIRECTORS

IRVINE, Calif., 2/1/06 -- Cobalis Corp. (OTCBB: CLSC), a pharmaceutical development company specializing in anti-allergy medications, announced today that Gerald J. Yakatan, Ph.D., former President and CEO of Avanir
Pharmaceuticals, has joined the Board of Directors of the Company. Dr. Yakatan's appointment is an important step in Cobalis' goal of expanding its Board by adding independent directors possessing substantial relevant industry experience.

Dr. Yakatan's extensive experience in pharmaceutical product development and licensing, including the OTC market will be important to the Company as it moves forward to commercialize PreHistin(TM) as a novel treatment for seasonal and perennial allergies in the US and internationally. PreHistin(TM) is currently in US FDA Phase III Clinical Trials to gain approval for the OTC allergy indication.

Chas Radovich, Cobalis Corp. CEO said: "It is an honor for this Company to add such a distinguished and highly regarded professional to our Board of Directors. This appointment further strengthens our Board, and we are confident that the experience Dr. Yakatan brings to the Company adds an important dimension to our team. Dr. Yakatan will play a key role in more quickly bringing PreHistin(TM) to patients in the US and worldwide. Dr. Yakatan's prior research on the immuno-modulating protein IgE will provide Cobalis with an extraordinary knowledge base to expand our development of anti-allergy medications."

Said Dr. Yakatan: "I am very pleased to join the Board of Directors of Cobalis Corp., and plan on taking an active role in helping guide the Company to the successful completion of its Phase III Clinical Trials for PreHistin(TM) - the Company's unique anti-allergy medication. I believe PreHistin(TM) has the potential to have a major impact on the treatment of allergies and look forward to the opportunity to utilize my experience in developing pharmaceutical products to help bring PreHistin(TM) to the marketplace successfully."

Dr. Yakatan served from 1998 through 2005 as President and Chief Executive Officer for Avanir Pharmaceuticals of San Diego, CA (AMEX: AVN-R). Dr. Yakatan successfully directed the company's development and marketing of novel therapeutic products for the treatment of chronic diseases, including the NDA submission of Neurodex(TM) and the clinical program and regulatory strategy that led to the FDA approval of Abreva(R), the largest-selling OTC treatment for cold sores. Dr. Yakatan led the licensing effort for Abreva(R) that resulted in a partnership with GlaxoSmithKline, as well as partnerships with Novartis and AstraZeneca. In addition, Dr. Yakatan has extensive experience with compounds that inhibit the production of IgE (Immunoglobulin epsilon) antibodies, a key component in the cascade of events that result in the onset of allergy symptoms.

Prior to his tenure at Avanir, Dr. Yakatan founded IriSys Inc. a San Diego pharmaceutical product development contract organization in 1996; he served as President and CEO of Tanabe Research Laboratories, the US subsidiary of Tanabe Seiyaku, a leading Japanese research and drug discovery company, and also as EVP, Research and Development for Immunetech Pharmaceuticals. Dr. Yakatan was also Vice President of Product Development Worldwide for the Pharmaceutical Research Division of Warner-Lambert, where he was responsible for the development of dosage forms, analytical methodology, novel drug delivery systems and clinical manufacturing.

Dr. Yakatan holds a Masters of Science degree in Pharmaceutical Chemistry from Temple University and a Ph.D. in Pharmaceutical Sciences from the University of Florida, Gainesville. He is a Registered Pharmacist, holds numerous honors, awards and professional fellowships in the pharmaceutical industry and continues to serve on the Boards of several not-for-profit organizations.




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ABOUT COBALIS CORP. - PREHISTIN TM

Headquartered in Irvine, California, Cobalis Corp. is a specialty pharmaceutical company specializing in the development of OTC anti-allergy medications. Its flagship product, PreHistin(TM), is currently in Phase III clinical trials and initial marketing in the U.S. will commence upon final FDA marketing approval. The U.S. anti-allergy medication market was $7.2 billion in 2003 and is expected to exceed $10 billion by 2010. PreHistin(TM), The World's First Pre-Histamine(TM), is currently in Phase III Clinical Trials in preparation for submission to the FDA to gain OTC approval for the allergy indication.

For further information please visit the website at http://www.cobalis.com
                                                    ----------------------

CONTACT:

Chas Radovich                                        Ernest Armstrong
Chief Executive Officer                              Chief Scientific Officer
Cobalis Corp.                                        Cobalis Corp.
Tel: (949) 757-0001                                  Tel: (949) 757-0001
Investor.Relations@Cobalis.com                       EArmstrong@cobalis.com


SAFE HARBOR
Certain statements contained in this release are considered "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Investors should not rely on these forward-looking statements as assurances of future events, because such statements are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations. Factors could include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in the Company's compounds under development in particular; the potential failure of the Company's compounds under development to prove safe and effective for treatment and prevention of disease; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies; acquisitions, divestitures, mergers, licenses or strategic initiatives that change the Company's business, structure or projections; the development of competing products; uncertainties related to the Company's business, structure or projections; uncertainties related to the Company's dependence on third parties and partners; and those risks described in filings with the SEC.